Exhibit 99.2

News Release

Babcock & Wilcox Receives Full Notice to Proceed on $2.4 Billion Power Generation Project for Base Electron to Supply Power to Applied Digital AI Factory Campuses

-   Project Will Deliver 1.2 GW of New Generation Capacity Through Four 300-MW Natural Gas Boilers and Steam Turbine Generators

-   Siemens Energy Formally Released to Proceed with Steam Turbine Supply

-   Base Electron Evaluating Option for an Additional 1.2 Gigawatts of Power

(AKRON, Ohio – March 4, 2026) – Babcock & Wilcox (B&W) (NYSE: BW) announced today that it has received full notice to proceed on a $2.4 billion design-build agreement with Base Electron, an independent power producer (“IPP”) backed by Applied Digital (NASDAQ: APLD), to deliver 1.2 gigawatts (GW) of new generation capacity. The generation is intended to supply power to Applied Digital AI Factory campuses under separate power supply agreements. The project includes four 300-megawatt natural gas-fired boilers and steam turbine generator systems.

Base Electron, backed by Applied Digital, is focused on developing and owning generation assets that deliver new, dispatchable capacity to the grid and to contracted customers, including power supply agreements supporting Applied Digital’s high-density AI data center campuses.

Under its agreement with Base Electron, B&W will engineer, procure and construct the facility, with engineering and manufacturing activities already underway. Siemens Energy, Inc. (Siemens Energy) has been formally released to design and supply the steam turbine generator sets.

“Receiving full notice to proceed for this $2.4 billion project further underscores the strategic role B&W plays in supporting the rapidly expanding power needs of large-scale AI data centers,” said Kenneth Young, B&W Chairman and Chief Executive Officer. “Our natural gas-fired boilers and related technologies – as well as steam turbines supplied through an agreement with Siemens Energy – provide the reliable, high-capacity energy generation on a schedule that is required for the grid today.”

“With data processing demand growing at an unprecedented pace, B&W is uniquely positioned to provide the proven, flexible and redundant power solutions these mission-critical operations require and deploy them faster than traditional combined-cycle or simple-cycle gas technologies,” Young added. “This contract further reinforces our commitment to providing technologies that meet the urgent demand for reliable and secure power.”

“This project represents to us a critical step in turning power into operational AI capacity,” said Wes Cummins, Chairman and Chief Executive Officer of Applied Digital. “Base Electron’s development of dedicated, reliable generation is intended to support our long-term campus strategy and reinforce our disciplined approach to scaling AI infrastructure. As a customer of Base Electron, securing stable, dispatchable power through partnerships with IPPs is foundational to meeting the growing demands of our campuses. We believe B&W’s decades of experience in large-scale steam generation and project execution make them a strong partner as we advance this platform. Additionally, we are evaluating an option with Base Electron for another 1.2 GW of generation capacity to support future development.”

“Siemens Energy is proud to support B&W and Base Electron on this important project by supplying our advanced steam turbine generator technology,” said Tobias Panse, Senior Vice President for Industrial Steam Turbines and Generators at Siemens Energy. “Our solution is engineered to deliver the performance, reliability and efficiency required for a facility of this scale and strategic importance, ensuring long-term operational excellence and sustained value for our partners.”

About Babcock & Wilcox

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

About Applied Digital

Applied Digital (Nasdaq: APLD) named Best Data Center in the Americas 2025 by Datacloud — designs, builds, and operates high-performance, sustainably engineered data centers and colocation services for artificial intelligence, networking, and blockchain workloads. Headquartered in Dallas, TX, and founded in 2021, the company combines hyperscale expertise, proprietary waterless cooling, and rapid deployment capabilities to deliver secure, scalable compute at industry-leading speed and efficiency, while creating economic opportunities in underserved communities through its award-winning Polaris Forge AI Factory model.

About Base Electron

Base Electron Corp. is a newly formed independent power producer that was founded by the team at Applied Digital for the purpose of developing dedicated, reliable generation intended to support Applied Digital’s long-term campus strategy and its disciplined approach to scaling AI infrastructure. Base Electron is an independent company from Applied Digital focused on delivering stabilized power infrastructure returns to its investors through an exclusive customer-provider relationship with Applied Digital.

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to a contract fully releasing B&W to proceed with the design and installation of a 1.2 gigawatt power plant for an AI data center project, B&W’s subcontract for the design and supply of steam turbines, and the potential option for an additional 1.2 gigawatts of power for an additional project. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties. For a more complete discussion of these risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

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Investor Contact:	Media Contact:
Investor Relations	Ryan Cornell
Babcock & Wilcox	Public Relations
704.625.4944	Babcock & Wilcox
investors@babcock.com	330.860.1345
rscornell@babcock.com